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                                                                    Exhibit 8(B)

                         SERVICE MARK LICENSE AGREEMENT


         THIS AGREEMENT made as of the 22nd day of June 1999 by and between NATHAN A. CHAPMAN, JR., an individual and citizen of the United States (the "Licensor"), and The Chapman Funds, Inc., a Maryland corporation (the "Licensee") (the "Agreement").

                                   WITNESSETH:

         WHEREAS, Licensor owns certain valuable service marks described in Appendix A hereto (hereinafter the "Marks"), said Marks having been used by Licensor in connection with its investment banking and brokerage services, mutual fund services and insurance services, and said Marks are well known and recognized by the general public and associated in the public mind with Licensor;

         WHEREAS, Licensee desires to use the Marks in its business operations as a multiple series mutual fund (the "Services"); and

         WHEREAS, on the terms set forth herein, Licensor is willing to grant unto Licensee a license to use the Marks.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed:

         1.       GRANT OF LICENSE.

         1.1 Upon the terms and conditions herein set forth, Licensor grants to Licensee, and Licensee hereby accepts, a revocable, non-exclusive, non-transferable license to utilize the Marks in connection with the Services.

         1.2 Licensee shall not be required to make any further payments for the use of the Marks as contemplated herein.

         1.3 Licensee shall use the Marks only in the United States and its territories.

         2.       SERVICES.

         2.1 For the preservation of Licensor's rights in the Marks, the parties understand and agree that Licensor must maintain control over the nature and quality of the Services, any advertising, promotional activities, and other activities in connection with which Licensee uses the Marks. Licensor authorizes the Licensee to use the Marks for the Services, but Licensor has the right, prior to use by Licensee of the Marks (or any one of


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them) in any manner on or in connection with the Services to examine and approve the manner in which Licensee uses the Marks. Licensee shall ensure that the Services meet or exceed the highest quality standards of the mutual fund industry. Licensor reserves the right, at any time during the term of this License, to review Licensee's use of the Marks to insure that Licensee's use is in compliance with this Agreement. In addition, Licensee, if Licensor so requests, shall submit to Licensor for its prior approval, all advertising, promotional or display material proposed to bear the Marks.

         2.2 Licensee agrees to cooperate fully with Licensor for the purpose of securing and preserving Licensor's rights or registrations in and to the Marks. All artwork and designs involving the Marks, or any reproduction thereof, shall remain the property of Licensor (notwithstanding their invention or use by Licensee), and Licensor shall be entitled to use the same and to license the use of the same by others except where inconsistent with the terms of this Agreement. During the term hereof, Licensee agrees to diligently and continually use and advertise the Marks in connection with the Services subject to the provisions of this Agreement.

         3.       EFFECT OF LICENSEE'S USE.

         Any use of the Marks by Licensee in accordance with this Agreement shall enure to the benefit of Licensor and this Agreement shall not operate to transfer or convey any proprietary interest in the Marks to Licensee.

         4. ACKNOWLEDGMENT OF VALIDITY AND GOODWILL OF THE MARKS.

         Licensee acknowledges and admits the validity of the Marks and any registrations thereof, Licensor's exclusive right, title and interest therein, the goodwill pertaining thereto and the secondary meaning of the Marks in the mind of the public. Licensee covenants that it will not, directly or indirectly, attack or assist another in attacking the validity of the Marks or any registrations therefor. This paragraph shall survive the termination for any reason whatsoever of this Agreement.

         5.       TRADEMARK NOTICE.

         Where feasible, practical and appropriate, Licensee shall mark all advertising and promotional materials utilizing the Marks with proper trademark notices as prescribed by Licensor.

         6.       INFRINGEMENT BY THIRD PARTIES.

         6.1 Licensor has the first right, but not the obligation, to enforce its rights in any of the Marks against any third parties and, if it so desires, may commence or prosecute any claim or suit in its own name or in the name of Licensee or join Licensee as a party. Licensor shall bear the expense of, and receive any recovery from, any action resulting from any such infringement; provided, however, that if Licensor and Licensee agree that Licensee



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shall bear part of the expense of such litigation, Licensee shall be entitled to share in any monetary judgment recovered in the same proportion as the amount that its contribution of expenses bears to the total expense of the litigation. Licensee shall not institute any suit or take any action on account of the Marks without first obtaining Licensor's written consent.

         6.2 In the event that suit for infringement by the Marks is brought against Licensee, Licensee shall immediately notify Licensor in writing of such suit. Upon timely notice of such suit, Licensor shall provide a defense at Licensor's sole cost and expense.

         7.       TERM AND TERMINATION.

         7.1 Licensor shall have the right to terminate this Agreement for any reason or for no reason at all upon thirty (30) days' written notice to Licensee.

         7.2 Licensor shall have the right to immediately terminate this Agreement upon the occurrence of any of the following:

                  7.2.1 Any attempt by Licensee to assign or otherwise transfer this Agreement or any rights granted under this Agreement without the prior written consent of Licensor.

                  7.2.2 The sale by Licensee of substantially all of its assets, whether by sale of shareholder interest or sale of assets, or a change in control of Licensee.

                  7.2.3 The insolvency of Licensee.

                  7.2.4 The cessation of the use of the Marks in Licensee's business.

                  7.2.5 The receivership or bankruptcy of Licensee, or if Licensee should make an assignment for the benefit of creditors.

         8.       INDEMNIFICATION.

                  Licensee shall indemnify, defend and hold Licensor harmless from and against all claims, losses, liabilities, judgments and expenses (as provided below) resulting from or attributable to claims against Licensor by virtue of Licensee's use of the Marks. If a claim is asserted against Licensor, Licensor shall promptly advise Licensee in writing of such claim and Licensor shall cooperate fully in the defense thereof and furnish to Licensee all evidence and assistance in Licensor's control. To the extent that Licensee controls the defense, agrees to have Licensor control the defense, or to the extent Licensee enters into or agrees to a settlement agreement, Licensee shall indemnify Licensor from and against any and all liability, damages, and reasonable costs (including attorneys' fees but not including attorneys' fees incurred by Licensor in monitoring or participating in any defense provided by Licensee) incurred by Licensor as a result of any such claim or any resulting judgment or settlement.



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         9.       ASSIGNMENT.

         Licensee shall not assign or otherwise transfer this Agreement or the license granted under this Agreement without the prior written consent of Licensor, which consent may be withheld in Licensor's sole and absolute discretion, for any reason or for no reason whatsoever.

         10.      USE OF MARKS AFTER TERMINATION.

         Upon the termination of this Agreement, for any reason whatsoever, Licensee shall immediately discontinue the use of the Marks and thereafter shall no longer use or have the right to use the Marks, any variation thereof or any word(s) and or logo(s) similar thereto. In addition to the foregoing, Licensee shall take all necessary actions to remove the Marks from its corporate name and from the name of any series, portfolio or class of its stock. Licensee hereby agrees that at the termination of this Agreement, Licensee shall be deemed to have assigned, transferred and conveyed to Licensor any rights, equities, goodwill, titles or other rights in and to the Marks which have been obtained by Licensee pursuant to this Agreement or otherwise. If requested by Licensor, Licensee shall, without further consideration therefor, execute any instrument to accomplish or confirm the foregoing.

         11.      LICENSOR'S REMEDIES.

         Licensee acknowledges that its failure to comply with its obligations and covenants as set forth in this Agreement (after notice, if applicable, in accordance with Section 7), will result in immediate and irremediable damage to Licensor. Licensee acknowledges and admits that there is no adequate remedy at law for such default, and Licensee agrees that in the event of such default, Licensor shall be entitled to equitable relief by way of temporary and permanent injunctions and such other further relief as any court may deem just and proper. Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which Licensor is entitled under this Agreement or otherwise at law or equity. In addition, Licensee agrees to publish, at its sole expense, a statement (approved by Licensor) in such trade journals and other periodicals that collectively have a circulation reasonably likely to be seen by Licensee's customers acknowledging Licensee's breach of this Agreement.

         12.      NOTICES.

         Any and all notices or communications hereunder shall be in writing and duly given if mailed or transmitted via any standard form of transmittal telecommunication to the Licensor and Licensee c/o Nathan A. Chapman, Jr.,
401 E. Pratt Street, 28th Floor, Baltimore, MD 21201-2978.



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


         13.      SEVERABILITY.

         The provisions of this Agreement shall not be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, this Agreement shall be deemed to be terminated in accordance with the terms regarding termination. Notwithstanding the foregoing, Licensor may in its sole discretion determine that the illegality, invalidity or unenforceability of any provision is not material, in which event such illegality, invalidity or unenforceability shall not affect any other provision hereof, and the remainder of this Agreement, disregarding such invalid portion, shall continue in full force and effect as though such invalid provision had not been contained herein.

         14.      ENTIRE AGREEMENT.

         This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels all previous written or oral understandings, agreements, negotiations, commitments, or any other writing or communications in respect of such subject matter. This Agreement may not be released, discharged, abandoned, changed, or modified in any manner except by an instrument in writing signed by each of the parties hereto.

         15.      GOVERNING LAW; VENUE.

         This Agreement shall be deemed to be made and entered into pursuant to the laws of the State of Maryland and, in the event of any dispute, shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Maryland and the United States of America. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Maryland or a Maryland state court.

         16.      WAIVER.

         The waiver by either of the parties hereto of any breach of any provision hereof by the other party shall not be construed to be either a waiver of any succeeding breach of any such provision or a waiver of the provision itself.

         17.      NATURE OF RELATIONSHIP.

         Nothing herein shall be construed to place the parties in a relationship of partners or joint venturers, and neither party shall have the power to obligate or bind the other in any manner whatsoever.



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         18.      SURVIVAL.

         The provisions of Sections 4, 8, 10, 11 and 15 hereof shall survive termination or expiration of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date specified above.


WITTNESS:                                            LICENSOR:


EARL U. BRAVO, SR.                          /S/ NATHAN A. CHAPMAN, JR. (SEAL)
--------------------------                  --------------------------
                                            NATHAN A. CHAPMAN, JR.


ATTEST:                                     LICENSEE:

                                            THE CHAPMAN FUNDS, INC.


EARL U. BRAVO, SR.                          By: NATHAN A. CHAPMAN, JR. (SEAL)
--------------------------                      ----------------------
Secretary                                       Nathan A. Chapman, Jr.
                                                President

[Corporate Seal]



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                                   APPENDIX A

                                   TRADEMARKS



1.  Domestic Emerging Markets-Registered Trademark-


2.  DEM-Registered Trademark-


3.  Stylized C-Eagle Logo-Trademark-


4.  DEM Index-Trademark-


5.  DEM Profile-Trademark-


6.  DEM Universe-Trademark-


7.  DEM Company-Trademark-


8.  DEM Multi-Manager-Trademark-


9.  Chapman-Trademark-